Exhibit 8.1

LEDGEWOOD, P.C.

1900 Market Street, Suite 750

Philadelphia, PA 19103

March 30, 2012

Atlas Resource Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

Ladies and Gentlemen:

We have acted as counsel to Atlas Resource Partners, L.P. (the “Partnership”), a Delaware limited partnership, and Atlas Resource Finance Corporation (the “Finance Corp”), a Delaware corporation, with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof and to which this opinion is an exhibit. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act, of:

(1) common units representing limited partner interests in the Partnership (the “Common Units”);

(2) preferred units representing limited partner interests in the Partnership (the “Preferred Units”);

(3) subordinated units representing limited partner interests in the Partnership (the “Subordinated Units”);

(4) debt securities, which may be co-issued by Finance Corp in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”);

(5) guarantees (the “Guarantees”) of the Debt Securities by of certain subsidiaries of the Partnership listed in the Registration Statement as guarantors (the “Guarantors”); and

(6) warrants to purchase Common Units, Preferred Units, Subordinated Units, Debt Securities or other securities, or any combination of the foregoing (the “Warrants”).

In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Tax Consequences” in the Registration Statement.

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date hereof, qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. This consent does not, however, constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD, P.C.